Exhibit 10.1

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

This EMPLOYMENT SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Kingsway America Inc., a Delaware corporation (“Employer”), and Paul R. Hogan, an individual residing in the State of Illinois (“Employee”).

WITNESSETH:

WHEREAS, Employee and Employer have agreed that Employee’s employment with Employer will terminate on March 31, 2021 (“Termination Date”); and

WHEREAS, during the six-month period commencing on the Termination Date and ending on September 30, 2021 (the “Post-Employment Period”), Employee will cooperate with and provide assistance to Employer necessary to transition Employee’s duties and responsibilities.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Separate and apart from the payments made pursuant to this Agreement, and irrespective of Employee’s agreement to the terms of this Agreement, Employee will receive payment for his full wages, and earned but unused vacation, through the Termination Date. Employee’s employment with Employer (and its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns) is terminated on the Termination Date. The date of the “qualifying event” for the commencement of COBRA coverage, if applicable, shall be the last day of the calendar month in which the Termination Date occurred. This Agreement will not be effective unless signed by Employee on or after the Termination Date.

2. Employee acknowledges and agrees that Employer has satisfied its obligations to Employee under Employer’s February 7, 2019 Amended and Restated Severance Plan (the “Severance Plan”) and that Employee is not entitled to any payments or benefits under the Severance Plan, other than the benefits outlined in this Agreement.

3. Employee recognizes and acknowledges that Employee’s agreement to the terms of this Agreement is required as a condition precedent to Employee’s receipt of any payments during the Post-Employment Period. Accordingly, Employee is releasing claims against Employer (stated in Section 8) in exchange for consideration that is in addition to anything of value to which Employee is already entitled.

4. Employer (and its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns) denies that it is liable to Employee for any reason whatsoever, and the entry into this Agreement shall not constitute any admission or evidence of unlawful discrimination or improper conduct, and should not be construed as an admission of fault, wrongdoing, or liability. In consideration of the mutual promises herein, Employer will provide Employee with continuing payments during the Post-Employment Period equivalent to Employee’s current base salary, less applicable taxes and deductions. Payment will be made in accordance with Employer’s normal payroll cycle and process. However, no payments described in this Section 4 will be made until after Employer receives an executed copy of this Agreement from Employee. Except as otherwise set forth herein, all benefits cease on Employee’s Termination Date.

5. Employer will continue to provide medical, dental, and vision coverage as currently elected and enrolled by Employee through the Termination Date. COBRA continuation for coverage under Employer’s Medical/Dental/Vision Plans will become available for election by Employee on the first (1st) day of the calendar month following the Termination Date. Employee will be offered COBRA continuation for the medical, dental and vision coverage. Employee shall be responsible for paying the full cost of any continued coverage under COBRA.

6. Except as set forth in this Agreement, no further payments will be made to Employee for wages, salary, bonus, expense reimbursement, commissions, benefits, severance, personal days, sick pay or otherwise. More specifically, Employee is not eligible to receive any payment under Employer’s bonus plan. Notwithstanding the foregoing, nothing herein shall reduce or eliminate vested rights or benefits under any retirement plan (qualified or nonqualified). Employee’s stock under the employee stock matching program will vest as outlined in that plan.

7. Employee releases, forever discharges and covenants not to sue Employer or its current or former direct or indirect parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns (collectively with Employer, the “Employer Parties”), with respect to any and all claims, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, and demands whatsoever, including attorneys’ fees and court costs, in law or equity or before any federal, state or local administrative agency, whether known or unknown, suspected or unsuspected, which Employee has, had, or may have, based on any event occurring, or alleged to have occurred, through the Termination Date. This release includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Age Discrimination in Employment Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act, the Illinois Minimum Wage Law, the Illinois Wage Payment and Collection Act, and any other federal, state or local statute, law, regulation, ordinance, or order, claims for retaliatory discharge, and claims arising under common law, contract, implied contract, public policy or tort. To the extent that any such claim cannot be waived as a matter of law, it is understood that Employee reserves the right to file such claim, but Employee expressly waives Employee’s right to any relief of any kind should any person or entity pursue any claim on Employee’s behalf. This Agreement does not prevent Employee from filing a charge, testifying, assisting, or cooperating with the EEOC or similar employment law enforcement agency, but Employee waives any right to any relief of any kind should the EEOC or other agency pursue any claim on Employee’s behalf. Notwithstanding the foregoing release of all claims, it is understood and agreed that the following claims, if any, are not released: (a) claims for unemployment compensation; (b) claims for workers’ compensation benefits; (c) claims for continuing health insurance coverage under COBRA; (d) claims pertaining to vested benefits under any retirement plan governed by the Employee Retirement Income Security Act (ERISA); and (e) claims for indemnification to which Employee would otherwise be entitled pursuant to the governing documents of any of the Employer Parties.

8. Employee expressly waives and relinquishes all rights and benefits provided to Employee by any statute or other law which prohibits release of unspecified claims and acknowledges that this release is intended to include all claims Employee has or may have against any of the Employer Parties, whether Employee is aware of them or not, and that all such claims are released by this Agreement.

9. Employee represents and affirms that Employee has been paid all wages due, has suffered no occupational illness or injury, and has no other claims against any of the Employer Parties. Employee agrees that, unless otherwise required by law or as otherwise provided in this Agreement, he will not in the future file, participate or testify in, encourage or instigate the filing of any complaint or lawsuit, by any party, in any federal, state or local court, against any of the Employer Parties based upon any event occurring prior to the date of execution of this Agreement.

10. Employee represents that he has not filed any charges, lawsuits or proceedings against any of the Employer Parties.

11. Employee agrees that he will not retain, use, misuse or disclose, directly or indirectly, any of Employer’s Confidential Information except as necessary to perform the transition services described in Section 12 during the Post-Employment Period or as otherwise expressly permitted by Employer. For purposes of this Agreement, “Confidential Information” shall mean and include any and all confidential, proprietary, sensitive or other information of or about any of the Employer Parties, howsoever and whensoever obtained by Employee, whether or not protected or protectable under intellectual property, trade secret or other applicable laws, and whether or not labeled as such, including, without limitation: information relating to any of the Employer Parties’ financial condition and projections; business, marketing or strategic plans; customer lists; price lists; databases; trade secrets; product prototypes; formulas; business strategies and methodologies, technologies, processes, know-how, procedures, software programs (including any and all source code), techniques, specifications, revenue models, manuals, confidential reports, and other similar proprietary information relating to the Employer Parties’ business operations; and all reports, analyses, compilations, memoranda, notes, studies or other documents or records or electronic media prepared by Employee that contain or otherwise reflect or are generated from any such information. Employee recognizes that such Confidential Information is a unique asset of Employer (or the applicable Employer Party), developed and perfected over a considerable time and at substantial expense to Employer (or the applicable Employer Party) and the disclosure of which may cause injury, loss of profits and loss of goodwill to the Employer Parties. Employee represents and warrants that, at all times during his employment with Employer, Employee fully complied with any and all confidentiality agreements executed by him and any and all policies or directives of Employer related to the use and disclosure of Confidential Information. Employee states that he has returned all property of the Employer Parties within his possession and control to Employer except for Confidential Information retained as permitted by this Agreement and for property retained as necessary to perform the transition services described in Section 12 during the Post-Employment Period or as otherwise expressly permitted by Employer. Employee’s return of all property of the Employer Parties is a condition precedent to Employee’s receipt of the payments set forth in Section 4.

12. Employee agrees to fully cooperate with the Employer Parties as requested by Employer in any matter relating to (a) the transition of business matters handled by Employee during his employment and (b) any litigation, or other legal or regulatory proceeding, brought by or against any of the Employer Parties whether now pending or brought in the future. Any work required to be performed in connection with this Section 12 shall, to the extent reasonably practicable under the circumstances, be scheduled in advance at a time or times mutually convenient to Employer and Employee and Employee shall be entitled to reimbursement for reasonable expenses incurred and, if such need arises after the Post-Employment Period, reasonable compensation for his time and effort expended at Employer’s request in connection therewith. Notwithstanding the foregoing, or anything else contained herein to the contrary, the parties acknowledge and agree that in no event shall the services to be performed by Employee in accordance with this Section 12 include any act or action that could constitute the practice of law in any jurisdiction.

13. Reserved.

14. Employee will not: (a) make oral or written statements in any forum, including, without limitation, social networking, blog, or similar internet sites, about any of the Employer Parties that could reasonably be expected to adversely affect any of the Employer Parties’ reputation or business; or (b) engage in any conduct that could harm or adversely affect any of the Employer Parties’ business, reputation, operations, or employees. Nothing in this Agreement is intended to prohibit or restrict Employee from: (x) making any disclosure of information required by law (including pursuant to a valid subpoena or other legal process) or the disclosure of which may not be limited or restricted pursuant to Section 1-10(a) of the Illinois Workplace Transparency Act or other applicable law; (y) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (z) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. Employer, Employer’s executive officers and Employer’s affiliated entities will not: (i) make oral or written statements in any forum, including, without limitation, social networking, blog, or similar internet sites, about Employee that could reasonably be expected to adversely affect Employee’s reputation or business; or (ii) engage in any conduct that could harm or adversely affect Employee’s business, reputation, operations, or employees. Nothing in this Agreement is intended to prohibit or restrict any of the Employer Parties from: (1) making any disclosure of information required by law (including pursuant to a valid subpoena or other legal process); (2) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (3) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

15. Employee understands that this Agreement fully sets forth all separation benefits he will receive from any of the Employer Parties, and it supersedes any offers or promises, whether oral or written, made at any time.

16. In the event of Employee’s death during the period in which Employee is receiving payments under this Agreement, Employer will pay to Employee’s estate any balance due to Employee.

17. This Agreement will not take effect until after Employee signs it and it is received by Yvonne Alfonso Santana at 150 Pierce Road, Suite 600, Itasca, IL 60143.

18. If for any reason any portion of this Agreement shall be held invalid or unenforceable, this fact shall not affect the validity or enforceability of the remaining portions of this Agreement.

19. Employee acknowledges that he has fully read this Agreement, understands its terms, and is entering into this Agreement knowingly and voluntarily.

20. This Agreement shall be subject to and governed by and in accordance with the laws of the State of Illinois, without regard to conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the latest date set forth below to be effective as of the 31st day of March, 2021.

THIS DOCUMENT IS A RELEASE OF ALL CLAIMS;
READ CAREFULLY BEFORE SIGNING

/s/ Paul R. Hogan
Paul R. Hogan

KINGSWAY AMERICA INC.

By:	/s/ John T. Fitzgerald

Printed:	John T. Fitzgerald

Title:	President

Date:	March 31, 2021

KINGSWAY AMERICA INC.

By:	/s/ Kent Hansen

Printed:	Kent Hansen

Title:	Chief Financial Officer

Date:	March 31, 2021